Exhibit 10.27

[*****] Indicates text has been omitted from this Exhibit pursuant to a confidential treatment request and has been filed separately with the Securities and Exchange Commission.

NetSuite License Agreement

This License Agreement (“Agreement”) is entered into as of the date set forth below between NetSuite Inc., a California corporation (“NetSuite”), and SolarWinds.net, Inc. (“Customer”).

1. Product. NetSuite will provide Customer with an online business application and any new features that augment or enhance the current business application (the “Service”). NetSuite shall host the Service and may update the content, functionality, and user interface of the Service from time to time in its sole discretion and in accordance with this Agreement.

2. License Grant. Subject to the terms and conditions of this Agreement, NetSuite grants Customer during the Term of this Agreement the non-exclusive, non-transferable (except in connection with an assignment under Section 12 herein) and terminable license to use the Service and to display content solely for Customer’s internal business operations, provided such operations shall not include service bureau use, outsourcing, renting, or time-sharing the Service. Customer acknowledges and agrees that the license granted herein is not a concurrent user license and that the rights granted to Customer are provided to Customer on the condition that Customer does not (and does not allow any third party to) copy, modify, create a derivative work of, reverse engineer, reverse assemble, disassemble, or decompile the Service or any part thereof or otherwise attempt to discover any source code, modify the Service in any manner or form, or use unauthorized modified versions of the Service, including (without limitation) for the purpose of building a similar or competitive product or service or for the purpose of obtaining unauthorized access to the Service. Customer is expressly prohibited from sublicensing use of the Service to any third parties. Customer acknowledges and agrees that NetSuite shall own all rights, title and interest in and to all intellectual property rights in the Service. Except as provided in this Agreement, the license granted to Customer does not convey any rights in the Service, express or implied, or ownership in the Service or any intellectual property rights thereto. Any rights not expressly granted herein are reserved by NetSuite.

3. License From Customer. Subject to the terms and conditions of this Agreement, Customer grants NetSuite the non-exclusive non-transferable (except in connection with an assignment under Section 12 herein) license to copy, store, record, transmit, maintain, display, view, print, or otherwise use Customer Data to the extent necessary to provide the Service to Customer. Customer agrees that the license to Customer Data shall survive the termination of this Agreement for one year, solely for the purpose of storing backup Customer Data at an offsite storage facility.

4. License Term, Fee and Payment. The initial term of this Agreement is for 12 months from 9/30/2006 (“Start Date”) to 9/29/2007 (“End Date”) (“Initial Term” which shall include extension thereof as provided by any subsequent agreement of the parties). Customer shall pay a total fee of $110,687.02 for the services listed on the attached Estimate Number 44765, which is hereby fully incorporated herein by reference. The fee is due as follows: Net 45 Days.

NetSuite Enterprise License Agreement

NetSuite License Agreement

4.1. Customer has an unconditional option for fourteen (14) days to cancel this Agreement in its entirety and forfeit the license granted herein, provided that Customer provides NetSuite with a written cancellation notice delivered to NetSuite within fourteen (14) days of the date of this Agreement, at which time all fees are cancelled with the exception of Professional Services already provided.

4.2. Customer has the option to extend the initial term of this Agreement for one (1) additional year at [*****], and up to two (2) subsequent years at [*****], and with other fees and services set at NetSuite’s current pricing at the time of renewal.

4.3. After the initial term and except as provided under the above noted renewal option, NetSuite reserves the right to change the amount of the fee for the Service to list prices generally applicable to other customers at the start of each Renewal Term. [*****] In the event that NetSuite incurs any costs (including reasonable attorney’s fees) for efforts in collecting overdue fees from Customer, Customer agrees to pay such costs. Customer further agrees to pay all foreign, federal, state, and local taxes, if applicable, to Customer’s access to, use, or receipt of the Service.

5. Terms of Service. Customer acknowledges and agrees to the following terms of service. In addition, Customer agrees that unless explicitly stated otherwise, any new features that augment or enhance the Service, and/or any new service(s) subsequently purchased by the Customer will be subject to this Agreement.

5.1. Customer Must Have Internet Access. In order to use the Service, Customer must have or must obtain access to the World Wide Web, either directly or through devices that access Web-based content. Customer must also provide all equipment necessary to make such (and maintain such) connection to the World Wide Web.

5.2. Accuracy Of Customer’s Registration Information. Customer agrees to provide accurate, current and complete information (“Registration Data”) about Customer as prompted by the registration form, which Customer will fill out online in order to gain access to the Service. Customer further agrees to use commercially reasonable efforts to maintain and promptly update the Registration Data to keep it accurate, current and complete. Customer acknowledges and agrees that if Customer provides information that is intentionally inaccurate, not current or incomplete in a material way, or NetSuite has reasonable grounds to believe that such information is untrue, inaccurate, not current or complete in a material way, NetSuite has the right to suspend Customer’s account.

5.3. Email And Notices. Customer agrees to provide NetSuite with Customer’s e-mail address, to promptly provide NetSuite with any changes to Customer’s e-mail address, and to accept emails (or other electronic communications) from NetSuite at the e-mail address Customer specifies. Customer further agrees that NetSuite may provide any and all notices, statements, and other communications to Customer through either e-mail, posting on the Service (or other electronic transmission) or by mail or express delivery service.

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NetSuite License Agreement

5.4. Passwords, Access, And Notification. Customer may designate up to the number of users under Customer’s account, which corresponds to the number of Seats purchased by Customer, and Customer may provide and assign unique passwords and user names to each authorized user for each Seat purchased. Customer acknowledges and agrees that Customer is prohibited from sharing passwords and/or user names with unauthorized users. Customer will be responsible for the confidentiality and use of Customer’s (including its employees’) passwords and user names. Customer will also be responsible for all Electronic Communications, including those containing business information, account registration, account holder information, financial information, Customer Data, and all other data of any kind contained within emails or otherwise entered electronically through the Service or under Customer’s account. NetSuite will act as though any Electronic Communications it receives under Customer’s passwords, user name, and/or account number will have been sent by Customer. Customer agrees to immediately notify NetSuite if Customer becomes aware of any loss or theft or unauthorized use of any of Customer’s passwords, user names, and/or account number.

5.5. Customer’s Lawful Conduct. The Service allows Customer to send Electronic Communications directly to NetSuite and to third-parties. Customer agrees to comply with all applicable local, state, federal, and foreign laws, treaties, regulations, and conventions in connection with its use of the Service, including without limitation those related to privacy, electronic communications, and anti-spam legislation. Customer will not send any Electronic Communications from the Service that is unlawful, harassing, libelous, defamatory, or threatening. Except as permitted by this Agreement, no part of the Service may be copied, reproduced, distributed, republished, displayed, posted or transmitted in any form or by any means. Customer agrees not to access the Service by any means other than through the interfaces that are provided by NetSuite. Customer shall not license, rent, sell, lease, transfer, assign, distribute, display, host, outsource, disclose, or otherwise commercially exploit or make the Service available to any third party other than an authorized user, including but not limited to, creating Internet Links to the Service which include log-in information, including but not limited to, user names, passwords, secure cookies, and/or “mirroring” or “framing” any part of the Service. Customer will not upload, post, reproduce or distribute any information, software or other material protected by copyright or any other intellectual property right (including rights of publicity and privacy) without first obtaining the permission of the owner of such rights. Customer will not in any way express or imply that any opinions contained in Customer’s Electronic Communications are endorsed by NetSuite. Neither Customer, nor someone acting on Customer’s behalf, will use the Service to target for solicitation any NetSuite customers for purposes of providing any competitive product. Customer will ensure that any use of the Service by Customer’s employees (or users) is in accordance with the terms and conditions of this Agreement.

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NetSuite License Agreement

5.6. Third-Party Software. Customer agrees to use software produced by third parties, including, but not limited to, “browser” software that supports a data security protocol compatible with the protocol used by NetSuite. Until notified otherwise by NetSuite, Customer agrees to use software that supports the Secure Socket Layer (SSL) protocol or other protocols accepted by NetSuite and to follow logon procedures for services that support such protocols. Customer acknowledges that NetSuite is not responsible for notifying Customer of any upgrades, fixes or enhancements to any such software or for any compromise of data transmitted across computer networks not owned or operated by NetSuite or telecommunications facilities, including, but not limited to, the Internet.

5.7. Transmission Of Data. Customer understands that the technical processing and transmission of Customer’s Electronic Communications is fundamentally necessary to Customer’s use of the Service. Customer expressly consents to NetSuite’s interception and storage of Electronic Communications and/or Customer Data, and Customer acknowledges and understands that Customer’s Electronic Communications will involve transmission over the Internet, and over various networks, only part of which may be owned and/or operated by NetSuite. Customer acknowledges and understands that changes to Customer’s Electronic Communications may occur in order to conform and adapt such data to the technical requirements of connecting networks or devices. Customer further acknowledges and understands that Electronic Communications may be accessed by unauthorized parties when communicated across the Internet, network communications facilities, telephone, or other electronic means. Customer agrees that NetSuite is not responsible for any Electronic Communications and/or Customer Data which are lost, altered, intercepted or stored without authorization during the transmission of any data whatsoever across networks not owned and/or operated by NetSuite.

5.8. Links. The Service may provide, or third parties may provide, links to other World Wide Web sites or resources. Because NetSuite has no control over such sites and resources, Customer acknowledges and agrees that NetSuite is not responsible for the availability of such external sites or resources, and does not endorse and is not responsible or liable for any content, advertising, products, or other materials on or available from such sites or resources.

5.9 NetSuite’s Support. NetSuite will make commercially reasonable efforts to promote Customer’s successful utilization of the Service, including but not limited to providing Customer with User Guides, Knowledge Base and online help, as well as optional and “for fee” training classes. NetSuite also offers Customer Support and Professional Services consultation. Customer acknowledges that NetSuite has extensive experience helping Customers improve utilization and realization of benefits of the Service, and that not following the advice of NetSuite in these areas may substantially undermine Customer’s successful utilization of the Service.

5.10 Proprietary Rights. Customer acknowledges and agrees that the Service and any necessary software used in connection with the Service contain proprietary and confidential information that is protected by applicable intellectual property and other laws. Customer further acknowledges and agrees that content or information presented to Customer through the Service or by advertisers may be protected by copyrights, trademarks, service marks, patents or other proprietary rights and laws.

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NetSuite License Agreement

5.11 Trademark Information. NetSuite™, the NetSuite logo™, NetCRM™, NetERP™, NetFlex, the NetCRM logo™, and other NetSuite Service marks, logos and product and service names are marks of NetSuite (the “NetSuite Marks”). Customer agrees not to display or use the NetSuite Marks in any manner without the owner’s express prior written permission.

5.12. Confidential Information. For purposes of this Agreement, confidential information shall include the terms of this Agreement, Customer Data, and any information that is clearly identified in writing at the time of disclosure as confidential (“Confidential Information”). Each party agrees: (a) to keep confidential all Confidential Information disclosed to it by the other party or by a third-party; (b) not to use the Confidential Information of the other party except to the extent necessary to perform its obligations hereunder; and (c) to protect the confidentiality thereof in the same manner as it protects the confidentiality of similar information and data of its own (at all times exercising at least a reasonable degree of care in the protection of such Confidential Information). NetSuite will restrict its employees’ access to Customer’s Confidential Information to only those employees necessary to successfully provide the Service. NetSuite may disclose Confidential Information on a need-to-know basis to its contractors who have executed written agreements requiring them to maintain such information in strict confidence and use it only to facilitate the performance of their services for NetSuite in connection with the performance of this Agreement. Confidential Information shall not include information which: (1) is known publicly; (2) is generally known in the industry before disclosure; (3) has become known publicly, without fault of the recipient, subsequent to disclosure by the disclosing party; or (4) the recipient becomes aware of from a third party not bound by non-disclosure obligations to the disclosing party and with the lawful right to disclose such information to the recipient. This Section 5.12 will not be construed to prohibit the disclosure of Confidential Information to the extent that such disclosure is required by law or order of a court or other governmental authority. The parties agree to give the other party prompt notice of the receipt of any subpoena or other similar request for such disclosure. With respect to any information received by either party from the other as a result of any other relationship between the parties other than as licensor and licensee under this Agreement (i.e., business development, partnership, alliance, etc.), the parties will abide by the terms and conditions of any Nondisclosure Agreement (or similar agreement) executed between the parties.

5.13. Provisioning Of Account. After execution of this Agreement, and subsequent to the time that Customer is provided a user name and password for the purpose of provisioning Customer’s account, Customer will be required to agree to a “click wrap” agreement pertaining to “Terms of Service” before Customer can begin use of the Service. NetSuite hereby expressly agrees that to the extent that such click wrap Terms of Service differ from the terms of this Agreement, that the verbiage of this Agreement exclusively controls the obligations of the parties.

6. Suspension/Termination.

6.1 Suspension For Delinquent Account. NetSuite reserves the right to suspend Customer’s access and/or use of the Service for any accounts for which any payment is due but unpaid but only after NetSuite has provided Customer three (3) email notices over no less than a thirty (30) day period. Customer agrees that NetSuite shall not be liable to Customer nor to any third party for any suspension of the Service resulting from Customer’s nonpayment of fees as described in this Section 6.1.

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NetSuite License Agreement

6.2 Suspension For Ongoing Harm. Customer agrees that NetSuite may with reasonably contemporaneous telephonic notice to Customer suspend Customer’s access to the Service if NetSuite reasonably concludes that Customer use of the Service is causing immediate, material and ongoing harm to NetSuite or others. In the extraordinary event that NetSuite suspends Customer’s access to the Service, NetSuite will use commercially reasonable efforts to resolve the issues causing the suspension of Service, and to the extent possible agrees to limit the suspension to just that functionality allowing the harm so that the remainder of the account may continue to function. Customer agrees that NetSuite shall not be liable to Customer or to any third party for any suspension of the Service under such circumstances as described in this Section 6.2.

6.3 In The Event of Breach. Either party may terminate this Agreement upon sixty (60) days written notice to the other party in the event of a breach of any provision of this Agreement by the other party, provided that, during the sixty (60) day period, the breaching party fails to cure such breach. Upon termination or expiration of this Agreement, Customer shall have no rights to continue use of the Service. If this Agreement is terminated as a result of a breach on NetSuite’s part, NetSuite shall refund the pro rata portion of any fee that may have been paid by Customer for the portion of the Service not furnished to Customer.

6.4 Handling Of Customer Data In The Event Of Termination. Customer acknowledges and agrees that following termination of Customer’s account and/or use of the Service, NetSuite may immediately deactivate Customer’s account and that following a reasonable period of not less than 90 days shall be able to delete Customer’s account and related Customer Data. However, in the event that Customer’s Service with NetSuite terminates, NetSuite will grant Customer temporary, limited access to the Service for the sole purpose of permitting Customer to retrieve lawful Customer Data, provided that Customer has paid in full all good faith undisputed amounts owed to NetSuite. Customer further agrees that NetSuite shall not be liable to Customer or to any third party for any termination of Customer access to the Service or deletion of Customer Data, provided that NetSuite is in compliance with the terms of this Section 6.4.

7. Modification To Or Discontinuation Of The Service. NetSuite reserves the right at any time and from time to time to modify, temporarily or permanently, the Service (or any part thereof). In the event that NetSuite modifies the Service in a manner which removes or disables a feature or functionality on which Customer materially relies, NetSuite, at Customer’s request, shall use commercially reasonable efforts to substantially restore such functionality to Customer. In the event that NetSuite is unable to substantially restore such functionality, Customer shall have the right to terminate the Agreement and receive a pro-rata refund of the license fees paid under the Agreement for use of the Service which was paid for by Customer but not yet furnished by NetSuite as of the date of such termination. Customer acknowledges that NetSuite reserves the right to discontinue offering the Service at the conclusion of Customer’s then current Term. Customer agrees that NetSuite shall not be liable to Customer or to any third party for any modification of the Service as described in this Section 7.

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NetSuite License Agreement

8. Warranties

8.1. Warranty Of Functionality. NetSuite warrants to Customer during the Term of this Agreement that the Service will achieve in all material respects the functionality described in the User Guides and in other related documentation (available at www.netsuite.com or successor Web site) and that such functionality will be maintained in all material respects in subsequent upgrades to the Service. NetSuite does not warrant that the Service will be error-free. Customer’s sole and exclusive remedy for NetSuite’s breach of this warranty shall be that NetSuite shall be required to use commercially reasonable efforts to modify the Service to achieve in all material respects the functionality described in the User Guides and other related documentation and if NetSuite is unable to restore such functionality Customer shall be entitled to terminate the Agreement and shall be entitled to receive a pro-rata refund of the license fees paid for under the Agreement for its use of the Service but which use has not yet been furnished by NetSuite as of the date of such termination. NetSuite shall have no obligation with respect to a warranty claim unless notified of such claim within sixty (60) days of the first instance of any material functionality problem, and such notice must be sent to billing@NetSuite.com.

8.2. Service Level Warranty. NetSuite warrants during the Term of this Agreement that the Service will meet the service levels outlined in Exhibit A hereto in any month. In the event that NetSuite fails to meet the service levels outlined in Exhibit A hereto, Customer’s sole and exclusive remedy is that NetSuite will provide Customer with a credit as described in Exhibit A, which is hereby incorporated by reference. [*****] Any credit is expressly conditioned upon Customer providing NetSuite written notice of such failure sent to billing@NetSuite.com by the tenth day of the month following such service level failure.

8.3. Security, Data Maintenance And Backup Warranty. NetSuite warrants during the Term of this Agreement that NetSuite will use commercially reasonable efforts to ensure that Customer’s Data will be safeguarded and maintained accurately. NetSuite also warrants that it will, at a minimum, utilize and maintain security and backup procedures as listed in Exhibit B hereto (and hereby incorporated by reference) to protect Customer Data. In the event of a breach of this provision, NetSuite will use commercially reasonable efforts to correct the Customer’s Data or restore the Customer’s Data within three (3) business days. In the event NetSuite is unable to correct or restore Customer’s Data as provided in this Section 8.3, Customer’s sole and exclusive remedy shall be it may at its option terminate the Agreement and receive a pro-rata refund of the license fees paid for under the Agreement for its use of the Service but which use has not yet been furnished by NetSuite as of the date of such termination.

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NetSuite License Agreement

8.4. Non-Infringement Warranty. NetSuite warrants that it is the sole owner and has full power and authority to grant the license and use of the Service and other rights granted by the Agreement to Customer with respect to the Service and that neither the performance by Customer in its utilization of the Service, nor the license of and authorized use by Customer of the Service as described herein will in any way constitute an infringement or other violation of any copyright, trade secret, trademark, patent, invention, proprietary information, non-disclosure, or other rights of any third party.

8.5. Other Warranty. NetSuite warrants that the Service shall be free of viruses, Trojan horses, worms, spyware, or other malicious code or components.

9. Disclaimer Of Warranties. EXCEPT AS STATED IN SECTION 8 ABOVE, NETSUITE DOES NOT REPRESENT THAT CUSTOMER’S USE OF THE SERVICE WILL BE SECURE, TIMELY, UNINTERRUPTED OR ERROR-FREE OR THAT THE SERVICE WILL MEET CUSTOMER’S REQUIREMENTS OR THAT ALL ERRORS IN THE SERVICE AND/OR DOCUMENTATION WILL BE CORRECTED OR THAT THE SYSTEM THAT MAKES THE SERVICE AVAILABLE WILL BE FREE OF VIRUSES OR OTHER HARMFUL COMPONENTS. THE WARRANTIES STATED IN SECTION 8 ABOVE ARE THE SOLE AND EXCLUSIVE WARRANTIES OFFERED BY NETSUITE. THERE ARE NO OTHER WARRANTIES OR CONDITIONS, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, THOSE OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. EXCEPT AS STATED IN SECTION 8 ABOVE, THE SERVICE IS PROVIDED TO CUSTOMER ON AN “AS IS” AND “AS AVAILABLE” BASIS, AND IS FOR COMMERCIAL USE ONLY. CUSTOMER ASSUMES ALL RESPONSIBILITY FOR DETERMINING WHETHER THE SERVICE OR THE INFORMATION GENERATED THEREBY IS ACCURATE OR SUFFICIENT FOR CUSTOMER’S PURPOSES.

10. Limitations Of Liability. CUSTOMER ACKNOWLEDGES AND AGREES THAT THE CONSIDERATION WHICH NETSUITE IS CHARGING HEREUNDER DOES NOT INCLUDE CONSIDERATION FOR ASSUMPTION BY NETSUITE OF THE RISK OF CUSTOMER’S INCIDENTAL OR CONSEQUENTIAL DAMAGES. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO ANYONE FOR INCIDENTAL, CONSEQUENTIAL, PUNITIVE, SPECIAL OR EXEMPLARY DAMAGES, OR INDIRECT DAMAGES OF ANY TYPE OR KIND (INCLUDING LOSS OF CUSTOMER DATA, REVENUE, PROFITS, USE OR OTHER ECONOMIC ADVANTAGE), ARISING FROM BREACH OF WARRANTY OR BREACH OF CONTRACT, OR NEGLIGENCE, OR ANY OTHER LEGAL CAUSE OF ACTION ARISING FROM OR IN CONNECTION WITH THIS AGREEMENT. The maximum liability of either party to any person, firm or corporation whatsoever arising out of or in the connection with any license, use or other employment of the Service, whether such liability arises from any claim based on breach or repudiation of contract, breach of warranty, tort, or otherwise, shall in no case exceed the equivalent of 12 months in license fees applicable at the time of the event. The essential purpose of this provision is to limit the potential liability of the parties arising from this Agreement. The parties acknowledge that the limitations set forth in this Section are integral to the amount of consideration

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NetSuite License Agreement

levied in connection with the license of the Service and that, were NetSuite to assume any further liability other than as set forth herein, such consideration would of necessity be set substantially higher. Certain states and/or jurisdictions do not allow the exclusion of implied warranties or limitations of liability for incidental or consequential damages, so the exclusions set forth above may not apply to Customer. THE LIMITATION OF LIABILITY SET FORTH IN THIS SECTION SHALL NOT APPLY TO EITHER PARTY’S INDEMNITY OBLIGATIONS SET FORTH IN SECTION 11 BELOW.

11. Indemnification.

11.1. Infringement. NetSuite will indemnify, defend and hold Customer harmless from and against any and all costs, liabilities, losses, and expenses (including, but not limited to, reasonable attorneys’ fees) (collectively, “Losses”) arising out of or in connection with a claim, suit, action, or proceeding brought by any third party against Customer which arise out of or result from the infringement of any copyright, patent, trademark, or misappropriation of a trade secret relating to the Service; provided that Customer (a) promptly gives NetSuite notice of the claim, suit, action, or proceeding; (b) gives NetSuite sole control of the defense and related settlement negotiations; and (c) provides NetSuite with all reasonably available information and assistance necessary to perform NetSuite’s obligations under this paragraph. If the Service is held to infringe any intellectual property right, NetSuite may, in its sole discretion and at its own expense, either procure a license that will protect Customer against such claim without cost to Customer or replace the Service with a non-infringing Service. Provided that NetSuite complies with this Section 11.1, Customer shall have no remedy against NetSuite, except it may at its option terminate the Agreement and receive a pro-rata refund of the license fees paid for under the Agreement for its use of the Service but which use has not yet been furnished by NetSuite as of the date of such termination.

11.2. Disclosure Of Customer Data. NetSuite will fully indemnify, defend and hold Customer harmless from and against any Losses arising out of or in connection with a claim, suit, action, or proceeding brought by any third party against Customer which arise out of or result from NetSuite’s gross negligence in preventing unauthorized access to confidential Customer Data, or NetSuite’s willful disclosure of such confidential Customer Data, as determined by a court of competent jurisdiction in connection with a claim by a third party alleging a breach of confidentiality. In addition, NetSuite will indemnify Customer up to an amount equal to five (5) times the equivalent of 12 months of license fees applicable at the time of the event, from and against any Losses incurred by Customer with respect to any third party claim, suit, action, or proceeding arising out of or relating to NetSuite’s breach of Section 5.12 of this Agreement (which breach that does not rise to the level of gross negligence in preventing unauthorized access to confidential Customer Data or NetSuite’s willful disclosure of such confidential Customer Data as described in Section 11.2). NetSuite’s indemnification obligations under this Section 11.2 are expressly premised upon Customer (a) promptly giving NetSuite notice of any such third party claim, suit, action, or proceeding; (b) giving NetSuite sole control of the defense and related settlement negotiations; and (c) promptly providing NetSuite with all reasonably available information and assistance necessary to perform NetSuite’s obligations under this Section 11.2.

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NetSuite License Agreement

Provided that NetSuite complies with this Section 11.2, Customer shall have no remedy against NetSuite, except it may at its option terminate the Agreement and receive a pro-rata refund of the license fees paid for under the Agreement for its use of the Service but which use has not yet been furnished by NetSuite as of the date of such termination.

11.3 Customer’s Indemnity. Customer shall defend and hold NetSuite harmless from and against any and all Losses arising out of or in connection with a claim, suit, motion, or proceeding brought by any third party against NetSuite which arise out of or result from a claim by a third-party (i) alleging that the Customer Data or any Trademarks, or any use thereof, infringes the intellectual property rights or other rights, or has caused harm to a third party, or (ii) arising out of Customer’s breach of Section 5.5 and 5.12 above, provided that NetSuite (a) promptly provides Customer notice of the claim, suit, action, or proceeding; (b) gives Customer sole control of the defense and related settlement negotiations; and (c) provides Customer with all reasonably available information and assistance necessary to perform Customer’s obligations under this paragraph.

11.4 Survival. The indemnification obligations contained in this Section 11 shall survive termination of this Agreement for one year.

12. Miscellaneous. This Agreement shall inure to benefit and bind the parties hereto, their successors and assigns, but neither party may assign this Agreement without written consent of the other, except such consent is not required to the successor of all or substantially all of the assignor’s business or assets. This Agreement does not create any joint venture, partnership, agency, or employment relationship between the parties, although NetSuite reserves the right to name Customer as a user of the Service. This Agreement (and any Exhibits hereto) represent the entire agreement of the parties and supersedes all prior discussions and/or agreements between the parties and is intended to be the final expression of their Agreement. It shall not be modified or amended except in writing signed by both parties. In the event of an express conflict between the terms of this Agreement and the terms of any Exhibit, the verbiage of this Agreement controls. This Agreement shall be governed in accordance with the laws of the State of California and any controlling U.S. federal law. Any disputes, actions, claims or causes of action arising out of or in connection with this Agreement (or the Service) shall be subject to the exclusive jurisdiction of the state and federal courts located in California. If any provision is held by a court of competent jurisdiction to be contrary to law, such provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect. In the event of any litigation of any controversy or disputes arising out of or in connection with this Agreement, its interpretations, its performance, or the like, the prevailing party shall be awarded reasonable attorneys’ fees and/or costs. Neither party shall be liable for any loss or delay resulting from any force majeure event, including, but not limited to, acts of God, fire, natural disaster, terrorism, labor stoppage, war or military hostilities, criminal acts of third parties, and any payment date or delivery of Service date shall be extended to the extent of any delay resulting from any force majeure event. Sections 5.12, 6.4, 9, 10, and 12 shall survive the termination or expiration of this Agreement.

13. Definitions.

A. “Customer Data” shall mean any data, information, or other materials of any nature whatsoever, provided to NetSuite by Customer in the course of implementing and/or using the Service.

B. “Electronic Communications” shall mean any transfer of signs, signals, tool, images, sounds, data or intelligence of any nature transmitted in whole or part electronically.

C. “Knowledge Base” means the online application known as “Knowledge Base” which is designed to present timely information that addresses more sophisticated questions that often apply to more specific circumstances. It currently contains more than 2,000 solutions that are available 24 hours a day/7 days a week.

D. “Seat(s)” means a unique login for each general access user.

E. “Terms” means any Initial Term and/or Renewal Term as defined in Section 4 of this Agreement.

F. “User Guides” means the detailed guides that explain the workflow and setup of features like SFA and Marketing, Customer Service and Web Store.

THE PARTIES ACKNOWLEDGE THAT THEY HAVE READ THIS AGREEMENT, UNDERSTAND IT AND AGREE TO BE BOUND BY ITS TERMS, AND THE PERSON SIGNING ON BEHALF OF EACH HAS BEEN AUTHORIZED TO DO SO.

ACKNOWLEDGED AND AGREED:

CUSTOMER		NETSUITE, INC.

By:	/s/ KEVIN B. THOMPSON	By:	/s/ TIM ROSEWALL-GODLEY
Print Name:	Kevin B. Thompson	Print Name:	Tim Rosewall-Godley
Title:	CFO	Title:	Sales Manager
Company:	SolarWinds.Net, Inc.	Date:	8/31/06
Date:	8/31/06

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NetSuite License Agreement

Exhibit A - SERVICE LEVEL AGREEMENT

NetSuite conducts maintenance and upgrades during scheduled times. The scheduled time for maintenance and upgrades is Friday and Saturday nights from 10 p.m. to 3 a.m. PST/PDT. NetSuite does not perform these upgrades during the first or last weekends of each month. Outside of this time NetSuite, Inc. guarantees 99.5% uptime. If in a calendar month these uptime commitments are not met, NetSuite shall credit Customer with one month of fees. [*****]. Credit or refund shall include fees for License and Customer Support.

NetSuite reserves the right on approximately a quarterly basis to issue new releases in which NetSuite adds functionality to the Service. Customer acknowledges that these periodic major releases can take several hours to complete.

In the event that NetSuite in its sole discretion determines that any unscheduled maintenance is necessary, NetSuite will use commercially reasonable efforts to notify Customer.

NetSuite Enterprise License Agreement

NetSuite License Agreement

Exhibit B - SECURITY

Security Overview

NetSuite’s security strategy is to protect Customer Data at multiple levels, which includes data security, data integrity, and data privacy. NetSuite currently uses products by Oracle, Cisco Systems, Trend Micro, Veritas, and Network Associates.

To ensure the privacy, security, and availability of Customer Data and transactions, NetSuite employs the following technologies in delivering its service.

•	Secure Data Center

•	Encrypted User Authentication

•	Internet Firewalls

•	Network Translation and Proxy Services

•	Secure Socket Layer Data Encryption (SSL)

•	Redundant, Highly Available Routers and Switches

•	Redundant, Highly Available, and Secure Web and Application Servers

•	Redundant, Highly Available Power

•	Redundant, Highly Available Data Access

•	Regularly Scheduled Backups, Offsite Storage

•	Highly Available Application

•	Secure Operating Systems

•	Data Security

Data Center Security

NetSuite’s production systems are located in one of the leading co-location facilities in the United States, Production web, application, and database servers along with network equipment are housed in a suite at the co-location facility which provides 24x7 security. To access the suite there are several levels of security that must be passed where each entry point provides state of the art card readers, scanners, and other access devices. Access to the facilities requires photo, encoded ID, and palm print.

Network Security

NetSuite’s network is protected by redundant firewalls and monitored for unauthorized access. Firewall logs are constantly monitored, and the logs are reviewed on a regular basis. Leading-edge firewall equipment has been chosen to protect the network. The network has been architected to be highly reliable and redundant. If a router, load balancer, or firewall should fail, there is redundancy built in that would allow failover to take place, without causing a loss of service to our customers.

Data Security and Availability

NetSuite’s uses 128-bit domestic and 64 bit international SSL encryption to protect the customer’s data as it leaves our site. NetSuite uses ssh encryption via RSA (ssh1) and DSA (ssh2) public keys for communication between servers. Oracle databases are protected by firewalls against unauthorized usage.

NetSuite Enterprise License Agreement

NetSuite License Agreement

NetSuite’s OS and databases do not share the same passwords. Database users are restricted to a controlled list; individual activities are restricted, logged and monitored.

Data is stored on highly redundant storage systems. The Oracle DB servers are configured in either a RAID 5 or RAID 1 (mirror) configuration. The main data, and archive and redo logs are written not only to this primary storage sub system on the server, but also written to network attached storage. The network attached storage has its own redundancy and is configured for cluster failover.

Each customer owns his/her data and can export it from NetSuite, and the administrator user can export at any time. Customers can export their data from NetSuite by doing a CSV or IIF export.

Secure Application Access

NetSuite’s users access the application using password authentication which is encrypted via 128-bit SSL. The robust design of the application prevents a customer from accessing another customer’s data. There are several layers of protected servers that stand between the web page where the customer logs in and the actual data.

System Security

NetSuite uses tightly controlled passwords on its servers and network equipment. NetSuite limits access to production systems to authorized personnel only. Passwords are changed on a regular basis. Security updates to the operating systems are tracked and updated as necessary.

System Reliability

NetSuite looks at its application as well as the infrastructure as a tightly integrated system. All aspects of the system are designed to be reliable to ensure continued availability in the event that a component fails. All web and application servers are configured in a redundant manner. NetSuite has spare servers ready to deploy at a moments notice in the event of an equipment failure. The networking equipment is also configured in a manner to permit replacement equipment to be available within a few hours. NetSuite chooses equipment of the highest quality to power our application.

NetSuite has in place an expert team to provide services for server and network management, monitoring, backups, and other necessary maintenance. System administrators respond to monitoring alerts 24x7 and repair critical failures immediately.

Data and Backups

Customer data is stored on a server that is configured with RAID 5 or RAID 1 (mirror) redundancy. In the event of a disk failure, the customer will not experience an interruption of service. In addition to the server configured with RAID 5 or RAID 1, data is also stored on network attached storage which has its own built in redundancy, thus providing an extra layer of data protection.

-2-	NetSuite Enterprise License Agreement

NetSuite License Agreement

All customer data is automatically backed up daily to a tape library system. Tapes are taken offsite to a secure location that is designed to safeguard tapes under almost any environmental condition. The offsite facility exceeds industry storage requirements and is 100 miles away from the data center. Unless Customer provides written approval, NetSuite shall not update or provide any maintenance upgrades or updates to the systems during the last week or first week of any calendar quarter.

-3-	NetSuite Enterprise License Agreement